November 7, 2025

MindWalk Holdings Corp.

3204 - 4464 Markham Street

Victoria, BC

V8Z 7X8

Re: Registration Statement MindWalk Holdings Corp. on Form F-3

Dear Sirs/Mesdames:

We have acted as British Columbia counsel to MindWalk Holdings Corp., a British Columbia corporation (the "Company"), in connection with the filing of the prospectus supplement (the "Prospectus Supplement") to the Company's prospectus dated July 14, 2023 (the "Base Prospectus" and together with the Prospectus Supplement, the "Prospectus"), in the form filed by the Company with the United States Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) of the rules and regulations promulgated under the United States Securities Act of 1933, as amended (the "Securities Act"). We understand that the Base Prospectus forms part of the Company's registration statement on Form F-3 (File No. 333-273197) of the Company declared effective by the Commission on July 14, 2023 under the Securities Act, and the general rules and regulations promulgated thereunder (such registration statement, as supplemented or amended at the date of the Sales Agreement (as defined below), including all documents filed as part thereof or incorporated by reference therein, is referred to as the "Registration Statement").

We understand that the Prospectus Supplement is being filed in connection with the offer and sale, from time to time, by the Company of its common shares having an aggregate offering price of up to US$30,000,000 (the "Shares") pursuant to a Sales Agreement with JonesTrading Institutional Services LLC dated November 7, 2025 (the "Sales Agreement").

As counsel, we have made such investigations and examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion, including:

(a) the Registration Statement;

(b) the Prospectus (together with the Registration Statement and the Prospectus, the Prospectuses);

(c) the Sales Agreement;

(d) the articles and the notice of articles of the Company;

T: 604 891 3688  |  19TH FLOOR, 885 WEST GEORGIA STREET, VANCOUVER, BC, CANADA  V6C 3H4
KOFFMAN KALEF LLP IS A BRITISH COLUMBIA LIMITED LIABILITY PARTNERSHIP OF LAW CORPORATIONS

(e) a Certificate of Good Standing dated November 6, 2025 issued by the British Columbia Registrar of Companies; and

(f) a certificate dated as of the date hereof of an officer of the Company which we have relied upon with respect to certain factual matters.

With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers of the Company and have not performed any independent check or verification of such factual matters.

In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents, and that all facts set forth in the certificates supplied by officers of the Company are complete, true and accurate as of the date hereof. We have also assumed that the Certificate of Good Standing referred to above will continue to be accurate as at the date of issuance of any Shares sold under the Prospectuses. We have also assumed the Sales Agreement constitutes a legal, valid and binding obligation of each of the parties thereto under applicable laws, enforceable against each of them in accordance with its terms.

The opinion set forth below is limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein, in each case in effect on the date hereof. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

The opinion set forth below is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting the rights of creditors; (ii) the effect of general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief and other equitable remedies), regardless of whether considered in a proceeding at law or in equity; (iii) the effect of public policy considerations that may limit the rights of the parties to obtain further remedies; (iv) we express no opinion with respect to the enforceability of provisions relating to choice of law, choice of venue, jurisdiction or waivers of jury trial; (v) we express no opinion with respect to the enforceability of any waiver of any usury defense; (vi) we express no opinion as to whether the Prospectuses contain full, true and plain disclosure of all material facts relating to the offered Shares for the purposes of the Securities Act (British Columbia); and (vii) where our opinion below refers to the Shares as being "fully paid and non-assessable," such opinion assumes that all required consideration (in whatever form) has been or will be paid or provided, and we express no opinion with respect to the adequacy of any consideration received.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, including the assumption that the Prospectuses and any required post-effective amendment(s) thereto required by applicable laws have become effective under the Securities Act, we are of the opinion that upon delivery of and payment for such Shares in the manner contemplated by the Prospectuses and the Sales Agreement, the Shares will be validly issued as fully paid and non-assessable shares in the share capital of the Company.

2	KOFFMAN KALEF LLP

This opinion has been prepared for your use in connection with the Prospectuses and is expressed as of the date hereof. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Prospectuses or the Shares.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly,

/s/ Koffman Kalef LLP

3	KOFFMAN KALEF LLP